EXHIBIT 15








May 14, 2001










FirstEnergy Corp.
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that FirstEnergy Corp. has incorporated by reference in its Registration Statements No. 333-40065, No. 333-48587, No. 333-48651,
No. 333-58279, No. 333-65409, No. 333-75985, No. 333-46444, No. 333-56094
and No. 333-81183 its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 14, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                  Very truly yours,




                                  ARTHUR ANDERSEN LLP